Exhibit (a)(5)(L)

1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

EMINENCE CAPITAL, LLC, Directly and Derivatively on Behalf of Jos. A. Bank Clothiers, Inc., Plaintiff, v ROBERT N. WILDRICK, ANDREW A. GIORDANO, BYRON L. BERGREN, R. NEAL BLACK, JAMES H. FERSTL, WILLIAM E. HERRON, SIDNEY H. RITMAN, Defendants, and JOS. A. BANK CLOTHIERS, INC., Nominal Defendant.	Civil Action No. 9241-VCL
STATE-BOSTON RETIREMENT SYSTEM, on behalf of itself and all other similarly situated stockholders of Jos. A. Bank Clothiers, Inc., Plaintiff, v ROBERT N. WILDRICK, ANDREW A. GIORDANO, BYRON L. BERGREN, R. NEAL BLACK, JAMES H. FERSTL, WILLIAM E. HERRON, and SIDNEY H. RITMAN, Defendants.	Civil Action No. 9291-VCL

(Cont'd)

...

2 (Cont'd) THE MEN'S WEARHOUSE, INC., : : Plaintiff, : : v : Civil Action : No. 9383-VCL ROBERT N. WILDRICK, ANDREW A. GIORDANO,: BYRON L. BERGREN, R. NEAL BLACK, JAMES : H. FERSTL, WILLIAM E. HERRON, SIDNEY H.: RITMAN, EVEREST HOLDINGS, LLC, EVEREST : TOPCO LLC GOLDEN GATE PRIVATE EQUITY, : INC., and JOS. A. BANK CLOTHIERS, INC.,: : Defendants. : - - - Chancery Court Chambers New Castle County Courthouse 500 North King Street Wilmington, Delaware Tuesday, February 25, 2014 4:30 p.m. - - - BEFORE: HON. J. TRAVIS LASTER, Vice Chancellor. - - - TELEPHONIC ORAL ARGUMENT ON PLAINTIFF MEN'S WEARHOUSE, INC.'S MOTION TO EXPEDITE and RULINGS OF THE COURT ------------------------------------------------------ CHANCERY COURT REPORTERS New Castle County Courthouse 500 North King Street - Suite 11400 Wilmington, Delaware 19801 (302) 255-0523

3 CHANCERY COURT REPORTERS APPEARANCES: SUSAN M. HANNIGAN, ESQ. RACHEL E. HORN, ESQ. Richards, Layton & Finger, P.A. -and- BRIAN M. LUTZ, ESQ. of the New York Bar Gibson, Dunn & Crutcher LLP for Plaintiff Eminence Capital, LLC CHRISTINE S. AZAR, ESQ. Labaton Sucharow LLP -and- IRA A. SCHOCHET, ESQ. of the New York Bar Labaton Sucharow LLP for Plaintiff State-Boston Retirement Syste KENNETH J. NACHBAR, ESQ. D. McKINLEY MEASLEY, ESQ. Morris, Nichols, Arsht & Tunnell LLP -and- TARIQ MUNDIYA, ESQ. JOSEPH BAIO, ESQ. of the New York Bar Willkie Farr & Gallagher, LLP for Plaintiff The Men's Wearhouse, Inc. EDWARD P. WELCH, ESQ. EDWARD B. MICHELETTI, ESQ. Skadden, Arps, Slate, Meagher & Flom LLP for Jos. A. Bank Defendants COLLINS J. SEITZ, JR., ESQ. BRADLEY R. ARONSTAM, ESQ. NICHOLAS D. MOZAL, ESQ. Seitz Ross Aronstam & Moritz -and- YOSEF J. RIEMER, ESQ. ADAM T. HUMANN, ESQ. SHIREEN A. BARDAY, ESQ. of the New York Bar Kirkland & Ellis LLP for Defendants Everest Holdings LLC, Everest Topco TTC and Golden Gate Private Equity, Inc. - - - 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

4 CHANCERY COURT REPORTERS THE COURT: Good afternoon, everyone. This is Travis Laster speaking. I know we have a lot of people on the line, so what I want you-all to do is to make sure that after this call is over -- I want the Delaware lawyers to take charge of this -- you let Ms. LaBadia, our court reporter, know that you've been on the line. We also have at least one member of the press on, because this is the equivalent, being a teleconference, it's still the equivalent of a court proceeding in open court. We're just having it on the phone for convenience. So if you are not represented by a Delaware lawyer in this proceeding and you're nevertheless on the line, you need to separately let Ms. LaBadia know that you're on so she can get your appearance for the record. So with that out of the way, Mr. Nachbar, are you here? MR. NACHBAR: Yes, I am, Your Honor. THE COURT: All right. Well, it's your application. Why don't you take it away. MR. NACHBAR: Thank you for hearing us. What we really have at this point, I think, is a motion to expedite. Courts generally permit expedited proceedings. Courts deny such proceedings only where 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

5 CHANCERY COURT REPORTERS doing so -- it would essentially be a waste of time, either because there's no plausible claim or no plausible claim of irreparable harm. Here, neither of those applies. What we have is a transaction that we would submit -- and we've set this forth in the complaint in detail -- there are several significant red flags. Jos. A. Bank thought a combination with the Men's Wearhouse made sense. When it was a buyer, it publicly stated that a 40 percent premium, which it made at the time, required discussions with the target. But yet, you know, when we offered a more than 40 percent premium, it agreed to the Bauer transaction without ever discussing it with us and without ever discussing our offer. We've got a board that had seven members. Two are insiders. They're at risk of losing their board seats in the upcoming proxy contest. We've got two outside directors who are octogenarians, one who is a septuagenarian. The board comp for each of these members is $150,000 per year or more. And as we've alleged, many of the directors, most of the directors, have very long-standing ties to Mr. Wildrick, who we submit is sort of behind all 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

6 CHANCERY COURT REPORTERS this. Then we have the Eddie Bauer transaction. It's a transaction in which there are almost no significant -- it's been through two bankruptcies in six years. The press has characterized Eddie Bauer as a train wreck. It said that this acquisition is "off the wall." Eddie Bauer is a company that has had declining revenues. It's first nine months of 2013 were lower than its first nine months of 2012. It lost $32 million in 2012. It lost $31 million in the first nine months of 2013. Golden Gate bought it a few years ago for $286 million. It's now opportunistically flipping it for $825 million. Golden Gate, of course, has close ties with Jos. A. Bank. It was one of the funding sources when Jos. A. Bank was pursuing The Men's Wearhouse. The transaction is at 13.1 times EBITDA, which is far more than Jos. A. Bank offered to pay for The Men's Wearhouse. The transaction itself, $564 million of cash, 47 million shares being issued at $56 a share. We submit that it's odd, at the very least, for a company to be issuing shares at $56 while rebuffing a significantly higher offer. 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

7 CHANCERY COURT REPORTERS The transaction, not coincidently, I think, places 16.6 percent of the shares of Jos. A. Bank into friendly hands. That occurs, and has occurred, after the announcement of our proxy contest. The transaction also adds two new members to a staggered board in what appears to be an attempt to dilute our influence, even if we win a proxy contest. There's also nearly $100 million of escrows and earnouts that provide an incentive for Golden Gate to support the incumbent directors should the transaction proceed. We also have Goldman Sachs, which gave the unfairness opinion on The Men's Wearhouse offer, and it's clearly conflicted. It's providing the financing, up to $900 million of financing, in the Eddie Bauer transaction, and getting significant fees for doing so. I think this Court has been through that drill before. We also have a coercive tender offer, $65 in cash as a self tender by Jos. A. Bank for its own shares that's going to close March 18, or scheduled to close March 18. That offer, although at what seems to be an attractive price, is only for about 16 1/2 percent of the shares. The back end, if 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

8 CHANCERY COURT REPORTERS you will, what people are going to be left with after the tender offer, is worth far less than $65 per share. The stock before announcement of the transaction was trading in the mid 50s, and presumably would trade less than that following this transaction. And so stockholders are coerced into tendering. They've got to take the $65 premium for as many of their shares as they can. And if all that's not enough, the poison pill threshold was dropped from 20 percent to 10 percent, again, a sort of obvious defensive mechanism, we submit, seeking to thwart, you know, an unsolicited offer. So, bottom line, there's a lot of hair on the proposed transaction, and there's more than ample reason to believe that there are plausible claims of wrongdoing, certainly to get beyond the business judgment rule and require this Court to conduct a reasonableness review. Discovery, of course, is necessary to flesh out the claims and determine their merit, but that's what we're here asking for today, only that discovery. There's also irreparable harm. The Bauer transaction would deplete the company's cash, add substantial leverage. It will result in a 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

9 CHANCERY COURT REPORTERS significant change in the composition of the electorate on the eve of the proxy contest, and it will change the composition of the board. None of those are things that could be remedied by a later damage award. What do the defendants say in response to all of that? Well, their push-back is simultaneously that the application is too late and premature. The fact that they argue both simultaneously demonstrates to me that neither has merit, but in any event, I'll address them. There is no laches. The Bauer transaction was announced on February 14th. That was a Friday afternoon before a three-day weekend. In the following four business days, we decided to increase our offer, commence litigation, draft our complaint, file a lawsuit. The 24th was the fifth business day after announcement of the Bauer transaction. There was simply no unjust delay. It's also not premature. Jos. A. Bank says it's going to evaluate our offer. I take them at their word. But they're still pursuing the Eddie Bauer transaction and the self tender. The Eddie Bauer transaction could close as early as next Friday, 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

10 CHANCERY COURT REPORTERS ten calendar days from today. For us to have an opportunity to challenge defendants' conduct, we need expedited discovery and we need it now. That would consist of documents being produced this week and depositions next week. We can talk about briefing and a hearing date when we have more clarity as to the timing of the Bauer transaction which, of course, is entirely in defendants' control. If we get to the end of the week or Monday and we haven't got notice yet, that's one schedule. If we get a notice this afternoon, that's potentially a different schedule. But if we don't start expedited discovery now, we may never have a fair opportunity to challenge defendants' conduct. For example, if we get a ten-day notice on Friday evening, the tenth day after that -- when they could close -- would be the second succeeding Monday. So in that scenario we'd have five business days to get documents, take depositions, write briefs, make arguments to the Court, and get a decision. We -- and I include the Court in this -- are capable of heroic efforts, but that schedule just isn't practical. It makes far more 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

11 CHANCERY COURT REPORTERS sense for the discovery, and the document production in particular, to proceed now. Then we can be in a more realistic position to present our case on the merits. If, along the way, Jos. A. Bank takes action to make the litigation unnecessary, we'd of course welcome that, but neither we nor the Court can count on that happening, and at this point it seems highly unlikely. The Jos. A. Bank board's defensive actions should be reviewed by this Court. That review can only meaningfully occur if expedited proceedings are ordered, and ordered now. Accordingly, plaintiff's motion to expedite should be granted, documents should be produced this week, depositions should proceed next week. THE COURT: Mr. Nachbar, I understand your proposed schedule. I appreciate it. Why shouldn't we go ahead and set some hearing date perhaps a little bit further out, that way having a target on the board? Then if, indeed, you-all get a notice in the interim that would accelerate things to the ten-day point, you-all could come back and seek some type of short-term TRO so that we could preserve the schedule headed towards a PI. 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

12 CHANCERY COURT REPORTERS MR. NACHBAR: We're happy to do that and, you know, we've sort of, through the e-mails and through the motion we made yesterday, been teasing out of defendants' -- been teasing out of the defendants' a little bit more clarity as to the schedule, and perhaps they're in a position to give me a realistic hearing date at this point. We, of course, would welcome that. But I think what Your Honor proposes makes imminent sense. THE COURT: All right. Mr. Welch, are you on? MR. WELCH: Your Honor, I am. THE COURT: Would you like to respond? MR. WELCH: I would, Your Honor. I appreciate it very much. I'd like to take a minute at the outset and respond to some of the things that have been said about Jos. A. Bank, the Bauer deal, and again, on behalf of their client, Men's Wearhouse. The acquisition of Bauer was announced ten days ago, on February the 14th. Men's Wearhouse waited until yesterday to announce its increase in its offer to 63.50. Now, as counsel acknowledged, the board simply hasn't had the opportunity since yesterday morning to fully consider that proposal yet. 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

13 CHANCERY COURT REPORTERS But I want to say that the board's conduct -- the board of Jos. A. Bank -- their conduct has been, in dealing with Men's Wearhouse, has been exemplary. Men's Wearhouse started at $55 a share in November of 2013. Later, they launched a tender offer of 57.50, on January 6th of 2014. Just yesterday it went to 63.50. And again, they suggested at the same time they may be willing to go to $65 a share. Now, we received a call yesterday morning and received an inquiry about whether or not the Bauer deal closing was, quote, "imminent." Was closing supposed to be imminent? We called them back. We got voice mail. We said that it wasn't imminent; that no date had yet been set; that we intended to consider the offer that had been made by Men's Wearhouse. We never heard back from them. The response was to run into court and launch an assault of pejoratives. And it's an extensive assault of pejoratives. The issue, of course, focuses on the Bauer acquisition by Jos. A. Bank. That acquisition has long been an interest of Jos. A. Bank. The process started over two years ago to review acquisition candidates. Jos. A. Bank contacted Golden 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

14 CHANCERY COURT REPORTERS Gate for the first time in early 2012 about that. Golden Gate, of course, as the owner of the target, of Eddie Bauer. They were contacted several times thereafter, and also shortly before the offer for Men's Wearhouse was made in September of 2013. There are very significant benefits to Jos. A. Bank and its stockholders from this proposal. There's an immediate earnings-per-share accretion. There is no specific pleading to the contrary in plaintiff's complaint. The proposed transaction with Bauer accelerates Jos. A. Bank's revenue growth. There is no specific pleading to the contrary in the plaintiff's complaint. There are long-term margin expansion opportunities in the Bauer transaction. No specific pleading to the contrary in the plaintiff's complaint. There are cost and revenue synergies that are extensive in connection with the Bauer transaction. There is no specific pleading to the contrary in the plaintiff's complaint. There are diversification opportunities in this transaction, and no specific pleading to the contrary in plaintiff's complaint. There's strong growth potential, and again, no specific pleading to the contrary. There is no specific pleading beyond 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

15 CHANCERY COURT REPORTERS the pejorative conclusions in plaintiff's complaint that the board of directors' views with respect to these critical issues were not completely valid. All we have is self-serving, entirely self-serving, pejoratives. The allegation is made that the Eddie Bauer deal is preclusive and it's coercive. Decisively incorrect. Jos. A. Bank got a termination right in case Men's Wearhouse came back with a compelling higher bid. It was not required to do so. It insisted on doing that. It insisted on the right to terminate. That right to terminate can be exercised any time prior to the closing of the Eddie Bauer transaction. There's nothing preclusive or coercive about this deal. With respect to the termination fee, it's low. It's not 6 percent of Jos. A. Bank's value. It's less than 3 percent of Jos. A. Bank's value based upon the 57.50 price, which has now been increased to 63.50, and which may well be increased to $65 based upon some of the statements that have been made by Men's Wearhouse. Thirdly, the Eddie Bauer deal does not restrict Men's Wearhouse's power to continue a proxy 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

16 CHANCERY COURT REPORTERS contest. It simply doesn't. They throw around pejoratives like "vote buying," "blocking positions," things of this nature. Golden Gate, which is acquiring a position in the stock of Jos. A. Bank, is free to vote its block as it sees fit. It can vote for the sale of Jos. A. Bank. It can vote against the sale of Jos. A. Bank. It can vote for new directors. It can vote against new directors. Golden Gate is a private equity firm. It knows how to do what it wants to do, and it's not restricted in any respect. Vote buying, not happening. Blocking positions, same conclusion. What about the colorable claim? Your Honor, we'd like the opportunity to brief this. We received their papers yesterday morning. We tried to communicate with them. They never got back to us. Instead, they run to the Court and filed the complaint, which is an assault of pejoratives. We've never gotten to brief what they've already briefed, and we'd like the opportunity to do that. But that said, a brief word with respect to the claims. First of all, there's no duty to negotiate with an unsolicited -- an unsolicited offer with a proposed offeror. I think the Time 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

17 CHANCERY COURT REPORTERS Warner deal makes that pretty clear. Paramount offered to acquire Time. Time instead bought Warner. Similar situation. There is no duty to negotiate. The Supreme Court made that very, very clear in Time Warner. What about the rights plan? Well, that's interesting. That's very similar to the one that they put in when Jos. A. Bank offered to acquire them. Same trigger at 10 percent, I might add; right? So that's significant. Now, the results of the rights plan, the repeated price increases from 55 to at least potentially 65, but at least to 63.50, have been extensive. Use of the rights plan is vindicated, no doubt about it, as a result of the behavior of Men's Wearhouse in responding to the conduct undertaken by Jos. A. Bank. The termination fee, it made reference to that earlier. It's less than 3 percent of Men's Wearhouse's 57.50 offer for Jos. A. Bank. Well, it's a smaller percentage now, I should add, now that the percentage -- or that the face value of the deal has gone up. But more importantly, there's a fiduciary out for a superior proposal. And, oh, by the way, that -- the brink of the termination fee didn't stop 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

18 CHANCERY COURT REPORTERS them from putting 63.50 on the table. Now, what about some other pejoratives? What about the stock component of the Bauer deal with Golden Gate? Is it vote buying? I don't think so. Golden Gate, as I said earlier, Golden Gate can vote any way they want: for Jos. A. Bank or against it. Vote buying? Absolutely not. Verily, because this is a part-stock, part-cash deal, does that make it vote buying? I don't think so. This is not vote buying at all. When the votes are cast it won't be vote buying. It's just going to be voting as Golden Gate sees fit, simple as that. And, again, the acquirer of the shares, Golden Gate, is a highly sophisticated private equity firm that knows how to vote in their own interest. Blocking position on 203? Again, I don't think so. They can vote how they want. They will vote for or against a deal as they see fit. A sophisticated PE firm that's utterly unrestricted by any restraint imposed by Jos. A. Bank can do that. What about the self tender at 65? All kinds of pejoratives were thrown around with respect to that. Is it coercive? I don't think so. Again, the fact that it's too good to pass up doesn't make it 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

19 CHANCERY COURT REPORTERS coercive. Now, as I noted earlier in the argument, Men's Wearhouse indicated they might go to 65. That's the price at which the offer's being made. It's a tender offer, also, conditioned on the Bauer closing. Now, if stockholders want to tender, if they'd rather have the $65 offered by Jos. A. Bank, rather than the 57.50 which was being offered by Men's Wearhouse up through yesterday, they ought to have the opportunity to do it. There's nothing coercive, nothing preclusive, about the self tender. Now, what about irreparable harm? Well, Men's Wearhouse sat on its hands, not just for the ten days that they recently did it for, but for months, before making the 63.50 proposal. Most recently they waited ten days after the Bauer transaction was announced. And yet, they're willing to run into court the very next day, when the board had not even had the opportunity to consider the proposal to seek a TRO, throwing around every imaginable pejorative without substance and without merit. They also claim they might walk away. That sounds an awful lot like self-inflicted harm to me. Again, the Jos. A. Bank board hasn't even had the 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

20 CHANCERY COURT REPORTERS opportunity to fully review, to complete its review of their offer. The claim boils down to this, right? They criticize the board of Jos. A. Bank for not taking their $55 a share back in November. They say it's a terrible thing. Next they criticize Jos. A. Bank for not taking their 57.50. It's been out there since early January. They say that's a terrible thing. The board was exploring alternatives, which is what a board should do, and they say that's a terrible thing. Yesterday, they bumped to 63.50. It wasn't accepted on the spot. They run into court to seek a TRO and claim that's a terrible thing. Now they say that it may go to 65. Well, my goodness. That vindicates Jos. A. Bank's view from the outset that the numbers that they were offering were not good enough. Indeed, it vindicates the value of the self tender offer that Jos. A. Bank has out there right now, which is also at $65 a share. They're not quite there yet. We'll have to see what happens. And then they say it's all terrible because if you don't go along with our approach and a TRO isn't granted, we may well just walk away. Sounds an awful lot like 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

21 CHANCERY COURT REPORTERS self-inflicted harm to me. There never was a reason for a temporary retraining order. Now, I think plaintiffs agree with that fundamentally today. Now, we also said -- and I don't know what we would have said if we'd have gotten a call back, as we suggested. But we didn't get the call back, as we suggested. But we did say that we'll wait ten -- we'll give them ten day calendar notice -- ten calendar days of notice before we close. And that apparently has resolved their whole TRO situation, which is fine with us. All right. Now, but there's also no need to rule today on the expedited proceedings. I think there's some suggestion at some point that the discovery they seek is reasonable, it's narrowly tailored, and it's appropriate. Well, that's just wrong, and we'd like the opportunity if we could, Your Honor, very respectfully, to have the opportunity to brief it. They want depositions of every member of the Jos. A. Bank board between March 3 and March 7. They want a deposition of Jos. A. Bank with 21 categories of documents, 30(b)(6) representative. Deposition of Golden Gate, 30(b)(6) representative. They got 19 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

22 CHANCERY COURT REPORTERS categories of documents there. Production of 43 categories of wide-ranging documents from the Jos. A. Bank defendants. Production of 24 categories of documents from the Golden Gate defendants. Depositions of representatives of Financo LLC by February 28, production of 19 categories of documents, as well, from them, and depositions of a Goldman Sachs representative on February 28, and 20 categories of documents from them. Your Honor, at this point in time, having told them we'll give them ten calendar days' notice before we close, it seems to me that we would greatly appreciate the opportunity to put in a brief. We can get it in Thursday, appreciate the opportunity to get in a brief to speak to these issues. The presentation here today, it was -- it was brief. It was an overview. That's all the time we had with respect to the application, which we got yesterday morning. But there is no irreparable harm here. There is no colorable claim here. Jos. A. Bank hasn't even reviewed -- been -- hasn't even completed its review of their proposal yet. There is no reason for a TRO, and I think that's been acknowledged, but we 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

23 CHANCERY COURT REPORTERS ought to be given the opportunity to brief the expedited discovery issue. Again, with all respect. I think what they really want to do in this situation is get into our board room. They want to get in now. That's totally inappropriate. At a minimum, at a minimum, we ought to be given the opportunity to complete a review of their offer, to take a position on it, before we're accused of all the type of things that I was talking about earlier. Respectfully, Your Honor, obviously the TRO ought to be denied. It sounds like effectively it's been withdrawn, although no one has said that. But beyond that, with respect to the document and deposition discovery issues, we again very respectfully request the opportunity to put in a brief, we will do so promptly. And I can't think of a reason in the world why that doesn't make sense, particularly since their offer was announced yesterday, we haven't had a chance to complete our review of it, and it just seems to me to give the board the opportunity to do that without being pressed for discovery makes an awful lot of sense. Thank you very much, Your Honor. THE COURT: Reply. 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

24 CHANCERY COURT REPORTERS MR. NACHBAR: Yes. Thank you, Your Honor. First, as to the timing of discussions yesterday, we provided a copy of the complaint as soon as we filed it, and we called to discuss scheduling and no one answered the phone, so we left a voice mail. We got back an e-mail saying that they were not in a position to talk, and they would get back to us later at some indeterminate time. So we sent an e-mail, and we explained in the e-mail that, you know, if there's some date by which they won't close, we would like to know that. But in the absence of that, you know -- and we specifically said that we had read in the press that this wasn't going to close until late April, so we wanted to talk about that. And if we could verify that, great. But if not, we would seek a TRO. What we got back was a voice mail that Mr. Welch said invited further discussion. Here's how it invited further discussion: "Just getting back to you on your e-mail. With respect to your question about timing of the transaction, all I can say is there is no closing date set yet. It is not imminent. The board will consider the revised offer and discuss 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

25 CHANCERY COURT REPORTERS it. That's all I can say. That's your answer, John." It was to John DiTomo. So that didn't invite a phone call. I mean, if they had said they'd be happy to discuss it further, oh, we'd have been on the phone immediately. That didn't happen. We then had a conversation with Your Honor's assistant late in the day yesterday, about 5:00, when this hearing was scheduled. And at the end of that conversation I said we'd be happy to talk offline with you. "I'm in my office. Call me." Didn't get a phone call. So the notion that we ducked talking to them, it doesn't -- I'm not sure it matters, but it's not true. In terms of the more substantive things, I really don't have a lot to add to the opening presentation. Mr. Welch made, you know, an impassioned speech about the merits, but this isn't the time to address the merits. Mr. Welch made a whole bunch of factual assertions. We don't know if they're true. They might be, they might not be. The Court doesn't know if they're true. And that's exactly why we need discovery, to find out what the facts are. We need the facts, the Court needs the facts. 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

26 CHANCERY COURT REPORTERS Mr. Welch says he wants an opportunity for further briefing. Further briefing is going to be more of the same. It's going to be more assertions about the merits that we haven't had any opportunity to test. And I submit it's -- you know, it's just not a good use of anybody's time here. What we ought to be doing is we ought to be going forward with the discovery so that we can test the assertions that have been made and then we can present them to Your Honor for a decision on a record, rather than, you know, representations that really have no -- you know, with all respect to counsel, no factual support, and haven't been tested. So we need the testing, and we need to know what the true facts are. And then both sides can present arguments, and Your Honor will be in a position to make an informed decision on the merits of the case. THE COURT: Great. Thank you. All right. I'm going to give you some decisions now, and then I want to speak a little bit with Mr. DiCamillo and whoever is on for the other stockholder plaintiff, the Boston fund, as well as answer any questions that you-all might have from what will be my doubtless less-than-entirely-clear ruling. 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

27 CHANCERY COURT REPORTERS I do regard the application for a TRO as mooted by the undertaking of the defendants to give ten calendar days' notice to the plaintiff before closing the Eddie Bauer transaction. I will hold the defendants to that representation. In terms of the motion to expedite, the motion to expedite is granted. I do not feel the need for any type of additional briefing on this. First of all, there was ample time for the Jos. A. Bank defendants to put in a meaningful opposition. They certainly could have turned something around in 24 hours. That's just how deal cases work. In fact, I wouldn't be surprised if the fine folks at Skadden already had something in the can for a couple of weeks now so that they would be ready to trot it out whenever the motion to expedite was made. It is always inspiring to hear the vigor with which counsel is able to make arguments simultaneously about laches and ripeness, as well as to argue that plaintiffs have delayed too long, when the delay is expressed in a matter of days, and then turn around and seek days in terms of filing an opposition to a motion to expedite that I think anyone familiar with our traditions in dealing with hostile bid situations would view it as 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

28 CHANCERY COURT REPORTERS one that would be almost inevitably granted. In terms of the two requirements for granting a motion to expedite, the first is whether there is a colorable claim on the merits. For purposes of assessing a colorable claim, the Court credits the allegations of the complaint. The allegations of the complaint provide a credible basis for believing that the Eddie Bauer transaction is defensive and, hence, because it was in response to a hostile bid combined with a threatened proxy contest, is something that will be judged under the enhanced scrutiny standard. The allegations of the complaint, taken as a whole, create a colorable basis to believe that the features of the Eddie Bauer transaction are such that in their totality they may well fall outside the range of reasonableness. Aspects of that transaction, it is colorably alleged, could well be coercive. In that respect, I am referring to both the termination fee, given its alleged magnitude, and the tender offer and the pricing of the tender offer -- the partial tender offer -- relative to where one can infer the stub -- although here it's a rather large stub -- might be. 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

29 CHANCERY COURT REPORTERS For similar reasons, one could believe that other aspects of this transaction are equally problematic. You could even infer from the complaint and its allegations that the board doesn't really have a reasonable basis to claim a threat here, given the background regarding the initial approach to Men's Wearhouse and the factual underpinnings, at least as alleged, regarding the pricing of the transaction. Now, I don't know how this will all turn out. It may well be that Mr. Welch's inspiring defense of the board's excellent response to this offer, their bona fides, the effectiveness of their negotiating tactics, all that will be proven up. It may well be that this transaction -- the Eddie Bauer transaction -- will indeed be shown to be reasonable in relation to the threat posed. It may well be that it will be shown that contrary to what the allegations of the complaint colorably support, colorability being a low standard, the board is validly perceiving a threat and was responding in a proportional manner, and that none of this, indeed, will be either preclusive or coercive. But I can't make that determination today. Today I have to make a determination based on the facts as alleged. 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

30 CHANCERY COURT REPORTERS In terms of the second element of the motion to expedite standard, that is likewise met. Irreparable harm in a situation like this exists when a transaction effectively cannot be unwrapped later and can have significant, potentially dispositive implications for whether a target corporation is contestable. So this is certainly a case where a motion to expedite would be granted. This one will be granted. I am hard-pressed to think that anyone who is familiar with our jurisprudence could posit otherwise. The question, then, is what to do about a schedule. There is some logic to the type of schedule that Mr. Nachbar suggests; namely, a week of documents, a week of depositions, and then, if one were to continue, essentially a week of briefing and then a hearing. Mr. Nachbar doesn't add the last two parts, but I am not comfortable leaving things open-ended. So what I would like to do, and will do, is put a marker down in terms of March 25th at 10 a.m. That is when I would expect to see people for an application for preliminary injunction involving the Eddie Bauer deal. 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

31 CHANCERY COURT REPORTERS If there is notice given between now and then, such that an imminent closing of the transaction would potentially moot that hearing and the ability of the Court to rule on the preliminary injunction application, then whoever is aggrieved by that -- most likely Mr. Nachbar -- can put in his papers seeking a temporary restraining order of sufficient duration to enable the Court to rule. I would expect you-all to work backwards from that date in terms of working out a schedule but, again, this is a bidder case. I know it's been a long time since we've had a bidder case. You guys have all been spoiled, at least on the defense side. You actually haven't had to work against a firm on offense like Mr. Nachbar's. You haven't had to work against a firm on offense like Mr. DiCamillo, representing a large stockholder. So, you know, this is going to be some good old-school experience for everybody, harkening back to days of yore. Now, with that, the only other caution I will tell you is that at least right now, this application is about the Eddie Bauer deal. That's part of the reason why Mr. Welch's arguments about 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

32 CHANCERY COURT REPORTERS whether or not they've considered the currently raised bid or whether this is going to get into the board room, those issues at present don't have a lot of traction. Mr. Nachbar is focused on the Eddie Bauer deal and its implication. That is a decision that has been made. It is a matter that is done. And what the board is currently considering in terms of its ongoing response to The Men's Wearhouse bid, that obviously has some different implications. Mr. DiCamillo, are you there? MS. HANNIGAN: Actually, Your Honor, this is Susan Hannigan from Richards Layton. With me on the line is Brian Lutz from Gibson Dunn, and with your permission, he'll be speaking on behalf of Eminence Capital. THE COURT: All right. Mr. Lutz, all I need you to tell me, first of all, it looked from your complaint that you were not suing in a class capacity; is that true? MR. LUTZ: Correct. THE COURT: All right. Well, you're going to have to come to grips with that, because we do have a plaintiffs' champion who is proposing to sue in a class capacity. If you-all want to sue in a 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

33 CHANCERY COURT REPORTERS class capacity, you seem at least to have the largest holder. You are certainly qualified counsel. You certainly have retained an excellent Delaware firm to represent you. But this is not a situation where I'm going to have a bunch of different stockholders leading their own separate charges and bringing their own separate claims. Now, that's the first observation, and I leave it to you to decide what to do in light of that. The second question is: you separately have a motion to expedite pending. Is there anything different that you believe is warranted? And I recognize that no one has weighed in on your motion yet, but I am attempting to figure out what may lie in store for me. Is there anything different that you believe is warranted than what I have already done in terms of The Men's Wearhouse application? MR. LUTZ: I mean, given the relief that you've provided for -- in other words, carving out the board's current consideration of the 63.50 bid, we're not pursuing expedited treatment and discovery with respect to that decision at this time. Obviously, as things develop that might happen. But we're comfortable with the ruling and, you know, 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

34 CHANCERY COURT REPORTERS we'll -- are not pursuing additional relief than you've already granted. THE COURT: All right. Well, why don't you confer with the Boston fund and figure out how best to have one representative of the stockholders, or if not one representative, one team united in their representation of the stockholders and their ability to monitor the bidder's efforts so that I don't have multiple people claiming to represent and be cloaked in the mantle of the stockholders' interests. MR. LUTZ: Understood, Your Honor -- excuse me, I'm sorry. THE COURT: I was going to say that I'll ask you-all to get back to me relatively promptly and let me know what you-all have decided. MR. LUTZ: Sure. Understood. MS. AZAR: And, Your Honor, this is Christine Azar from Labaton. Also on the phone with me is Ira Schochet. We hear you loud and clear, Your Honor, and we'll speak with Mr. Lutz. THE COURT: Great. Thank you. And Ms. Azar, other than Mr. Lutz and your shop, have there been any other stockholder complaints filed 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

35 CHANCERY COURT REPORTERS related to this? MS. AZAR: Not that I'm aware of, Your Honor. THE COURT: All right. What I would like you to do -- and I guess maybe you and Mr. Lutz collectively can do this -- is to just keep me informed as to these things. Where I would be heading with this, assuming you-all can't work it out, we're going to need to consolidate the stockholders side of it. And if we have to have some type of dispute over who is going to be the lead sled dog for the stockholders, we'll need to do that promptly. But I would ask that you keep an eye out, since I may not notice that there are additional stockholders seeking to join the party. If you and Mr. Lutz could, as I say, monitor that. And if it gets to the point where we need to have some type of prompt resolution on that, I want to do so. Joe Bank is going to have its hands full dealing with the fine efforts of Mr. Nachbar and his crew. What I don't want is for them to have to face the many-headed hydra. Mr. Nachbar, what questions do you have about my ruling? 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

36 CHANCERY COURT REPORTERS MR. NACHBAR: I don't think I have any, other than one, which is when would Your Honor like the last brief? THE COURT: So I know you guys are going to be very, very pressed, so why don't you get me the brief by, you know, 5:00 on the day before the hearing, and we'll go from there. MR. NACHBAR: Okay. And with that guidance, we'll try to agree on a schedule and embody it in an order. And if we can't, we'll get back to you, obviously. THE COURT: All right. Mr. Welch, same question for you. What questions do you have that I can help you with? MR. WELCH: Your Honor, I do have a question or two. I guess I would say that the usual practice in a situation like this is for the parties to negotiate with each other and to discuss with each other the number of depositions, the scope of document production, things of that nature. I didn't hear Your Honor direct that everything that they had demanded -- obviously, I complained about a number of those things, but that everything that they had demanded, that they were entitled to -- again, I say to myself 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

37 CHANCERY COURT REPORTERS in a context like this, to try to get out, you know, e-mail and things of that nature, and do a download of electronic document production, would be virtually impossible on a schedule, I think, like this. THE COURT: Well, no, it's not impossible, Mr. Welch, because you and I both did it. I did it in cases that you were involved in, you did it in cases that I was involved in. So, I mean, let's stop poor-mouthing it, and let's all remember how we used to do things before these cases were only brought by people who didn't want to litigate and only wanted to settle. You can get it done. You can get e-mail out. You can get a large number of depositions done. I'm not going to weigh in on these issues today, I will expect you and Mr. Nachbar to negotiate them, but this is a good old-school bidder case. This is not a file and settle deal. MR. NACHBAR: Your Honor, just one comment. I know, Your Honor, today there's nothing for you to rule on, and you just said you wouldn't rule on it anyway, but I just want to respond that, you know, in one sense, the discovery is necessarily broad because of the array of defensive measures 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

38 CHANCERY COURT REPORTERS they've been undertaking -- which I've gone through, I won't go through again -- but in a temporal sense, the discovery is quite narrow. The vast majority of the responsive documents will have been created in the past few months. Also, Jos. A. Bank had to have known that its actions would be challenged, and it had to have been prepared to receive discovery such as what we've propounded. You know, I know that Skadden Arps can respond quickly, and so does Your Honor. So, you know, we would propose to confer very promptly, but if we can't reach agreement, to get back to the Court very promptly. In terms of depositions, this is not a case in which one or two director depositions is going to suffice. The Jos. A. Bank board is not what I would regard as a strong board, for the reasons I've said: two inside directors, two guys in their 80s, one guy in his 70s. All but one have significant ties to Mr. Wildrick, and they're highly compensated. The outside directors get between 150,000 and $250,000 a year. When we talk about the interests of the directors, it's a subjective standard. It's -- you know, we have to prove that that money is material 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

39 CHANCERY COURT REPORTERS to each of them personally, and we're going to need their depositions to do that. Now, fortunately, everybody is in Florida. We can double track. You know, I'm not sure all of them will need to be full-day deposition. So we won't be flying all over the country. We'll be pretty centrally located in Florida. And I think that, you know, all the directors could be deposed in two days, probably three at the most. So, you know, we don't have a dispute on that yet, and I hope we won't, but if we do, that's going to be our position. THE COURT: Well, you've previewed it. I'm not ruling on it today, as I said, but if you guys want some ideas about where I'm likely to come out, just go back and look at the cases we all litigated together that actually involved hostile bidders. You'll see lots of directors deposed. You'll see. Lots of documents produced. I know everybody's sort of gotten out of that habit. We've gotten into this sort of ritualistic nonlitigation mode. But I am confident you guys can remember how to do it. It's like riding a bike. You'll get right back at it. I'm not going to rule on those things 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

40 CHANCERY COURT REPORTERS today, but I'll tell you one thing, and it's consistent with, you know, the tradition of this Court. I know how hard you-all are going to be working. I know how time sensitive this is. It's one of the reasons why I wasn't about to let somebody wait until Thursday to lob in an opposition. I'll give you priority. So I'm not asking you to come up with disputes. I am expecting you to work together in the fine tradition that this Court has established and the practitioners of this Court have established. But you should know, you guys are at the top of the queue -- the front of the queue, top of the list, whatever the metaphor is -- and you know where to find me. I hope you-all have a good rest of the day. Bye-bye. (Hearing concluded at 5:24 p.m.) 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24

41 CHANCERY COURT REPORTERS CERTIFICATE I, JULIANNE LaBADIA, Official Court Reporter for the Court of Chancery of the State of Delaware, Registered Diplomate Reporter, Certified Realtime Reporter, and Delaware Notary Public, do hereby certify the foregoing pages numbered 4 through 40, contain a true and correct transcription of the proceedings as stenographically reported by me at the hearing before the Vice Chancellor of the State of Delaware, on the date therein indicated. IN WITNESS WHEREOF, I have hereunto set my hand at Wilmington this 25th day of February, 2014. /s/ Julianne LaBadia ---------------------------- Julianne LaBadia Official Court Reporter Registered Diplomate Reporter Certified Realtime Reporter Delaware Notary Public 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24